UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2007
LEVITT CORPORATION
(Exact name of registrant as specified in its charter)

FLORIDA	001-31931	11-3675068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 958-1800
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 11, 2007, George P. Scanlon submitted his resignation as Executive Vice President and Chief Financial Officer of Levitt Corporation (the “Company”), effective January 11, 2008. It is anticipated that in connection with Mr. Scanlon’s resignation, the Company will enter into an agreement with Mr. Scanlon pursuant to which he will provide certain services to the Company through December 31, 2008, and the Company will pay Mr. Scanlon an aggregate of approximately $175,000 and provide certain benefits.
     The Company expects to appoint Patrick M. Worsham to serve as acting Chief Financial Officer of the Company, commencing on January 11, 2008. Mr. Worsham, age 58, is a Partner of Tatum, LLC, an executive services firm. Between 2001 and 2007, when Mr. Worsham joined Tatum, LLC, Mr. Worsham performed consulting services for and served as the acting Chief Financial Officer of a start-up advertising business and was a private real estate investor, managing a portfolio consisting of several residential properties in Florida. From 1980 through 2000, Mr. Worsham was employed at The Coca-Cola Company, serving in a variety of financial positions, including Director of Finance from 1999 through 2000, Senior Vice President and Chief Financial Officer of Coca-Cola, USA from 1996 through 1999, Vice President and Controller from 1989 through 1996 and Director of Internal Audit from 1980 through 1989. From 1978 through 1980, Mr. Worsham served as Chief Financial Officer of Dixon Tom-A-Toe Companies, Inc., and, from 1971 through 1978, he served as an Audit Manager for Ernst & Young, LLP.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVITT CORPORATION
Date: December 14, 2007	By:	/s/ Alan B. Levan
Alan B. Levan,
Chief Executive Officer

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